Filed Pursuant to Rule 433

Registration Statement No. 333-150613

Pricing Term Sheet

March 22, 2011

E. I. du Pont de Nemours and Company
$400,000,000 1.750% Notes due 2014

$500,000,000 2.750% Notes due 2016

$500,000,000 4.250% Notes due 2021

Issuer:	E. I. du Pont de Nemours and Company

Title of Securities:	1.750% Notes due 2014: (the “Notes due 2014”) 2.750% Notes due 2016: (the “Notes due 2016”) 4.250% Notes due 2021: (the “Notes due 2021”)

Trade Date:	March 22, 2011

Settlement Date (T+3):	March 25, 2011

Maturity Date:	Notes due 2014: March 25, 2014 Notes due 2016: April 1, 2016 Notes due 2021: April 1, 2021

Aggregate Principal Amount Offered:	Notes due 2014: $400,000,000 Notes due 2016: $500,000,000 Notes due 2021: $500,000,000

Price to Public (Issue Price):	Notes due 2014: 99.913% Notes due 2016: 99.823% Notes due 2021: 99.789%

Interest Rate:	Notes due 2014: 1.750% per annum Notes due 2016: 2.750% per annum Notes due 2021: 4.250% per annum

Interest Payment Dates:

Notes due 2014: Semi-annually on each March 25th and September 25th, commencing September 25th, 2011;

Notes due 2016: Semi-annually on each April 1st and October 1st, commencing October 1st, 2011;

Notes due 2021: Semi-annually on each April 1st and October 1st, commencing October 1st, 2011

Optional Redemption:

Notes due 2014: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 10 basis points.

Notes due 2016: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 15 basis points.

Notes due 2021: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 15 basis points.

Joint Bookrunners:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated UBS Securities LLC RBS Securities Inc.

Co-Managers:

Barclays Capital Inc.

Banco Bilbao Vizcaya Argentaria S.A.

BNP Paribas Securities Corp.

Danske Markets Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

CUSIP:	Notes due 2014: 263534 CG2 Notes due 2016: 263534 CF4 Notes due 2021: 263534 CE7

Neither Standard Chartered Bank nor Banco Bilbao Vizcaya Argentaria S.A. is a U.S. registered broker-dealer and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Credit Suisse Securities (USA) LLC by telephone at 1-800-221-1037 or by fax at 212-743-5041 or (ii) Goldman, Sachs & Co. by telephone at 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com or (iii) J.P. Morgan Securities LLC by telephone at 212-834-4533.